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ANDERSEN ANDERSEN & STRONG, L.C.                                     941 East 3300 South, Suite 220
Certified Public Accountants and Business Consultants Board             Salt Lake City, Utah, 84106
                                                                             Telephone 801-486-0096
                                                                                   Fax 801-486-0098
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Board of Directors
Coronado Explorations Ltd.

         We have been engaged to audit the financial statements of the above Company for the period ended January 31, 2001. We are required to be independent according to standards ("Standards") established by the American Institute of Certified Public Accounts and within the meaning of the Securities Acts ("Acts") administrated by the Securities and Exchange Commission.

         With regards to independence, we hereby report that there are no relationships between our firm and any of our related entities and the above Company and its related entities that in our professional judgment may reasonably be thought to bear on independence. ___ We, therefore, confirm that we are independent of the company within the meaning of the Acts and Standards.



                                                     Sincerely,


                                                     /s/  "L. R. Andersen"


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